Exhibit 99

NEWS

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

Marriott International Increases Dividend 30 Percent

Bethesda, Md., May 10, 2013 – Marriott International, Inc. (NYSE: MAR) today announced that its Board of Directors raised the company’s quarterly dividend by four cents ($0.04) to seventeen cents ( $0.17) per share, which represents a 30 percent increase over the previous quarterly dividend amount of $0.13 per share. The dividend is payable on June 28, 2013 to shareholders of record on May 24, 2013.

Marriott International, Inc. (NYSE: MAR) is a leading lodging company based in Bethesda, Maryland, USA, with more than 3,800 properties in 74 countries and territories and reported revenues of nearly $12 billion in fiscal year 2012. The company operates and franchises hotels and licenses vacation ownership resorts under 18 brands. For more information or reservations, please visit our web site at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

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